UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Customers Bancorp, Inc.
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(Name of Person(s) Filing Proxy Statement), if other than the Registrant)

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CUSTOMERS BANCORP, INC.

SUPPLEMENT TO
NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS AND
PROXY STATEMENT

Annual Meeting of Shareholders to be held on May 30, 2019

This proxy statement supplement, dated May 7, 2019 (the “Supplement”), supplements the definitive proxy statement filed by Customers Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission on April 17, 2019 (the “Proxy Statement”) in connection with the Company's 2019 Annual Meeting of Shareholders to be held on May 30, 2019 (the “Annual Meeting”).  The Company is providing this Supplement solely (i) to include, under Proposal 5, information regarding the eligible participants and basis for participation in the Customers Bancorp, Inc. 2019 Stock Incentive Plan (“2019 Plan”); and (ii) to correct typographical errors in certain CEO Pay Ratio disclosures included on page 69 of the Proxy Statement. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to them in the Proxy Statement.

As disclosed in the Proxy Statement, the Company is seeking shareholder approval at the Annual Meeting to approve the 2019 Plan as described in Proposal 5 beginning on page 17 of the Proxy Statement. The information below supplements the information included in the Proxy Statement with respect to Proposal 5.

Employees, non-employee directors and consultants of the Company, its subsidiaries and affiliates are eligible to receive awards under the 2019 Plan.

•
As with most companies in our industry, the number of employees engaged by the Company (including its subsidiaries and affiliates) varies over time. As of the date of this Supplement, our employee population eligible to receive awards consisted of approximately 852 individuals, including any full-time, part-time, temporary, or seasonal employees.

•	There are seven non-employee directors who are eligible to receive awards.

•
The number of consultants engaged by the Company (including its subsidiaries and affiliates) also varies over time. While we do not currently expect to issue awards to consultants, as of the date of this Supplement, there are approximately 80 individuals who, under the terms of the plan, would be eligible to receive awards if we determined in the future to issue awards to consultants.

The basis for participation in the 2019 Plan is the decision of the Compensation Committee, in its sole discretion, that an award to an eligible participant will support the 2019 Plan’s purposes of promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of our shareholders and the participants in the 2019 Plan, and attracting, motivating and retaining high-performing individuals who achieve and exceed predefined performance goals, which may include Company performance goals, department performance goals, and individual performance goals. In exercising its discretion, the Compensation Committee may consider the recommendations of management and may delegate authority to one or more officers of the Company to grant awards to employees who are not Section 16 officers.

On May 7, 2019, the closing price of our voting common stock on the New York Stock Exchange was $22.32.

On page 69 of the Proxy Statement, in the section titled CEO Pay Ratio, each reference to “2018” in disclosures numbered 2, 3 and 4 is replaced with “2017.” The Company is correcting these typographical errors to clarify that the median employee was identified in 2017 and such employee's compensation was updated for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement. Other than the supplemental information provided above, there are no other changes to the Proxy Statement. If you have already submitted your proxy, your vote will count as submitted by you. If you have already submitted a proxy and wish to change your vote, please follow the procedures described in the Proxy Statement to so change your vote. If you have not yet submitted a proxy, the Board of Directors urges you to vote following the procedures set forth in the Proxy Statement.